UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2023

GUARDANT HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38683	45-4139254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 Hanover Street

Palo Alto, California 94304

(Address of principal executive offices) (Zip Code)

855-698-8887

(Registrant’s telephone number, include area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	GH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On November 14, 2023, after a trial in the U.S. District Court for the District of Delaware in the matter of TwinStrand Biosciences, Inc. v. Guardant Health, Inc., C.A. No. 21-1126-GBW-SRF, a jury verdict was entered in favor of plaintiffs, TwinStrand Biosciences, Inc. and the University of Washington (the “Plaintiffs”), and against Guardant Health, Inc. (the “Company”). The jury found that the Company willfully infringed U.S. Patent Nos. 10,287,631 and 10,760,127, and awarded Plaintiffs $83.4 million in damages, representing a 6% royalty on past sales. The Company expects that the district court will enter judgment on the jury’s verdict in the coming weeks, after which the Company will file post-trial motions to overturn the jury’s verdict, seek a new trial, and/or amend the judgment. The Plaintiffs may seek to enhance the damages award up to three times based on the jury’s finding of willful infringement. The Company disagrees strongly with the jury’s findings and plans to vigorously contest the verdict and judgment through post-trial motions in the district court, and through appeal to the U.S. Court of Appeals for the Federal Circuit. The Company does not expect the verdict to materially impact its business, but it may have an impact on future expenses if the verdict is upheld on appeal, as the court may require royalty payments on the Company’s future sales.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Guardant Health, Inc., dated November 15, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDANT HEALTH, INC.

Date: November 15, 2023	By:	/s/ John G. Saia
John G. Saia
Chief Legal Officer and Corporate Secretary